Exhibit 10.2

                              MONITORING AGREEMENT

June 30th, 2006

Private and Confidential

By fax:  514-344-8675

Teleplus Connect Corp.,
7575 Route Trans Canada,
Suite 305,
St. Laurent, Quebec,
H47 1V6

Attention: Mr. Marius Silvasan, President

Dear Mr. Silvasan;

RE: Purchase of shares by Tele Plus Connect Corp ("the Corporation"), of Telizon Inc., 1500536 Ontario Inc. and Keda Consulting Corp.

APPOINTMENT

      1. In accordance with our discussions, we wish to confirm that we have appointed Paddon + Yorke Inc. (the "Monitor") to act as a monitor to review the financial activities of the Corporation in accordance with the terms and provisions of this agreement. This agreement shall remain in place until August 1st 2006 unless otherwise agreed by all parties in writing.

DUTY TO PROVIDE ACCESS AND CO-OPERATION TO THE MONITOR

      2. The Monitor shall have full and complete access to the books and records of the Corporation and the Corporation shall provide the Monitor with full and complete access to its officers, directors, employees, servants and agents for the purpose of obtaining information with respect of any matters relating to this Monitoring Agreement, provided however that such access shall not interfere with the business and/or operation of the Corporation.

      3. The Monitor may make full disclosure to the appointing Secured Creditors of all information and documents it obtains in the course of its review. The Monitor may make copies of any documentation necessary to facilitate its review and may show such documents to the Secured Creditors and their legal advisers. The Corporation shall comply with the request by the Monitor for further information and for the comments of the Corporation on the information supplied in its reports. The Monitor is, however, under no obligation to change its reports as a result of the Corporation's comments. The Monitor agrees that it shall comply with all requests of the Corporation regarding the Corporation's compliance with applicable laws, including securities laws, and shall not disclose any information and/or documents, if in the reasonable opinion of the Corporation or its counsel such disclosure would violate applicable law.


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      4.    The Monitor shall not have control over any of the operations and affairs of the Corporation, nor shall the Monitor take part in the management of the Corporation's affairs other than the approval of the payment of corporate liabilities incurred in the normal course of business. Without limiting the generality of the foregoing, the Monitor shall not be entitled to approve or execute agreements, sign cheques or otherwise sign on bank accounts, or interfere with the conduct of business of the Corporation. The Monitor shall not hold itself out as an agent of the Corporation, nor shall it be deemed to be in possession of the premises of the Corporation. The Monitor is acting solely on behalf of the Secured Creditors named above.

      5. The Monitor may obtain legal advice relative to its investigations and report from the Secured Creditors legal advisers.

      6. If the Secured Creditors decide to enforce any of their security held by them against the Corporation's assets, the Monitor, or any person or corporation associated with it, may, with the Corporation's consent, be appointed to act as receiver and manager of the Corporation's assets or as agent of the Secured Creditors.

      7. The Corporation shall pay the Secured Creditor all fees and expenses, including legal fees and expenses relating to the Monitor. Such fees and expenses shall be based on the total time expended by the various members of the Monitor at their prevailing rates. Any such fees that are paid by the Secured Creditors shall be treated as an advance to the Corporation secured by the Secured Creditor's security documents. Notwithstanding the foregoing, such fees and expenses shall not exceed $6,000.

      8. Neither the Secured Creditors nor the Monitor shall incur any liability to the Corporation, its shareholders, directors or officers whatsoever as a result of any act or omission of the Monitor in the exercise of its mandate, except from .


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      9.    The appointment of the Monitor, and the review it undertakes in accordance with the terms set out herein, shall not in any way operate as a waiver or merger of any of the Secured Creditor's rights under any loan agreement, debt instrument or security.

We are advised by the Monitor that their professional fees (including reasonable out of pocket costs) will be driven by the amount of time and level of staff which will be required to be devoted to accomplishing the objectives as set out above. Such fees may also vary depending upon the nature and the timely access by the Monitor to the information required and explanations to be provided by management.

It is envisaged that the professional fees to August 1st., 2006 may be in the range of $6,000.

Dated this 30th day of June 2006.

                                        ON BEHALF OF THE SECURED
                                        CREDITORS

                                Per:
                                        ---------------------------------------

ACCEPTANCE BY THE CORPORATION

Teleplus Connect Corp. hereby agrees to the appointment of Paddon + Yorke Inc. as Monitor in accordance with the terms and conditions set out above.

Dated this _____ day of June 2006.

                                Per:
                                        ---------------------------------------
                                        Name:  Marius Silvasan
                                        Title: President


ACCEPTANCE BY THE MONITOR

Paddon + Yorke Inc. hereby accepts the foregoing engagement.


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Dated this ______ day of June 2006.

                                Per:
                                        ---------------------------------------
                                        Name:  Clyde Yorke
                                        Title: President















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